                                                                      EXHIBIT 23

To Whom It May Concern:                                        December 27, 2000

        The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of October 23, 2000, on the Financial Statements of DEL CERRO ENTERPRISES, INC., as of October 23, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ Barry L. Friedman
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Barry L. Friedman
Certified Public Accountant
1582 Tulita Drive
Las Vegas, NV  89123
702-361-8414